UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 30, 2014

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

15770 Dallas Parkway, Suite 1290, Dallas, TX	75248
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2014, SWK Funding LLC (“SWK Funding”), a wholly-owned subsidiary of SWK Holdings Corporation (the “Company”) entered into a Credit Agreement pursuant to which SWK Funding provided Response Genetics, Inc. (the “Borrower”) a term loan in the principal amount of $12,000,000 (the “Loan”). The Loan matures on July 30, 2020. SWK Funding provided $8,500,000 at closing. The Borrower can draw down the remaining $3,500,000 of the credit facility at any time until December 31, 2015, if the Borrower achieves a certain revenue threshold, and as long as it is in compliance with all covenants under the credit agreement.

Interest and principal under the Loan will be paid by a tiered revenue interest that is charged on quarterly net sales and royalties of the Borrower (the “Revenue Based Payment” as defined in the Credit Agreement) applied in the following priority (i) first, to the payment of all accrued but unpaid interest until paid in full; and (ii) second to the payment of all principal of the Loans.

The Loan shall accrue interest at the Libor Rate, plus an applicable margin; the Libor Rate is subject to a minimum floor value such that that minimum interest rate is 13.5%.

In the event of a change of control, a merger or a sale of all or substantially all of the Borrower’s assets, the Loan shall be due and payable. SWK Funding will be entitled to certain additional payments in connection with repayments of the Loan, both on maturity and in connection with a prepayment or partial prepayment.

Pursuant to the terms of the Credit Agreement, the Borrower entered into a Guaranty and Collateral Agreement granting the Lenders a security interest in substantially all of the Borrower’s assets (the “Collateral”). The Credit Agreement contains certain affirmative and negative covenants. The obligations under the Credit Agreement to repay the Loan may be accelerated upon the occurrence of an event of default under the Credit Agreement.

In connection with the Loan, the Borrower also issued SWK Funding a warrant to purchase an aggregate of up to 681,090 shares of common stock at an exercise price of $0.936 per share. In the event that the Borrower draws the remaining amount available under the Loan, the Borrower will issue SWK Funding an additional warrant to purchase shares of the Borrower’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ Winston Black
Winston Black
Managing Director

Date: August 5, 2014